ERNST & YOUNG

Ernst & Young LLP
Pacific Centre
700 W. Georgia St., P.O. Box 10101
Vancouver, BC V7Y 1C7
Tel: (604) 8910-8200
Fax: (604) 643-5422
www.ey.com

July 29, 2009

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549
U.S.A.

Dear Sir or Madam:

We are the former independent auditors for Voice Mobility International, Inc. (the "Company"). We have read the Company's current report on 8-K dated July 27, 2009 and are in agreement with the disclosure in Item 4.02, in so far as it pertains to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

/s/ Earnst & Young LLP